EXHIBIT 10.3

PCTEL, INC.

JOHN W. SCHOEN EMPLOYMENT AGREEMENT

(amended and restated on December 11, 2008)

This Agreement, as amended and restated as of December 11, 2008, (the "Effective Date''), is made and entered into by and between PCTEL, Inc. (the "Company") and John W. Schoen ("Executive"). This Agreement shall supersede the Employment Agreement dated November 12, 2001, and the August 23, 2006 Letter Agreement covering severance benefits between Executive and Company.

1.       Duties   and   Scope   of   Employment.     Executive will continue to serve as   the Company's Chief Financial Officer, and assuming and discharging such responsibilities as are commensurate with Executive's position. Executive shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort to the performance of his duties hereunder.

2.At-Will Employment. The parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time, with or without cause or notice, by either the Company or Executive. No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an employee of the Company.

3.	Compensation.

(a)Base Salary. The Company will pay Executive as compensation for his services a base salary at an annualized rate (the "Base Salary") of $250,000, payable in installments in accordance with the Company's normal payroll practices. Executive's annual Base Salary will be reviewed on an annual basis in accordance with the Company's established procedures for reviewing salaries of the Company's executive officers.

(b)Bonus. For calendar year 2008, Executive shall be eligible to receive an annual bonus that is targeted to be up to 80% of Executive's annual Base Salary based upon the Company's attainment of certain objectives. Executive must be employed by the Company on the payment date of any payment period determined for the bonus payout to receive such bonus. The determination of whether the Company has attained the objectives and the timing and amount, if any, of the annual bonus shall be determined by the Board of Directors of Company in its sole discretion. For each calendar year thereafter, Executive shall be eligible to receive an annual bonus in an amount and on terms to be determined by the Company's Board of Directors.

4.Employee Benefits. Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance, and flexible-spending medical account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Notwithstanding the foregoing, the Company will not materially reduce the aggregate level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such

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reduction with the result that Executive's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees).

5.Vacation. Executive will be entitled to paid vacation benefits established by the Company. The Company's vacation policy may be revised from time to time.

6.Expenses. The Company will reimburse Executive for reasonable travel or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. Any reimbursements will be paid in accordance with the Company's expense reimbursement policy as in effect from time to time; provided, however, that all reimbursements will be paid to Executive no later than March 15 of the calendar year following the calendar year in which the expense was incurred.

7.	Severance.

(a)Termination by Company Without Cause and Apart From Change of Control.   If, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a change of Control, Executive's employment is terminated (A) involuntarily by the Company for reasons other than Cause, death or Disability, or (B) by Executive pursuant to a Voluntary Termination for Good Reason, then Executive shall be entitled to receive the following benefits from the Company:

(i)Salary Continuation. Executive shall continue to receive Executive's then current Base Salary for a period of twelve (12) months following Executive's termination of employment by the Company for reasons other than Cause. All such severance payments shall be paid in accordance with the Company's normal payroll practices. Such continuation of Executive's Base Salary shall be in lieu of any and all other benefits which Executive is entitled to receive on the date of Executive's termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company. Executive shall not be entitled to pro-rated payment of an annual bonus.

(ii)Benefits. Provided (1) Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Internal Revenue Code of 1986, as amended (the "Code") and

(2) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") within the time period prescribed pursuant to COBRA, the Company will reimburse the COBRA premiums for continued health (i.e., medical, dental and vision) coverage for Executive and Executive's eligible dependents, in the same proportion as the Company paid Executive's health care coverage premiums while Executive was employed by the Company, until the earlier of (A) twelve (12) months following the date of Executive's termination, and (B) the date upon which Executive or Executive's dependents become covered under another employer's group medical, dental and vision insurance benefits plans.

(iii)Partial Accelerated Vesting. All equity awards from the Company then held by Executive shall partially accelerate, or if Executive is then holding unvested shares, Company's right to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or

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been released from such repurchase right under each respective equity award if Executive's employment with the Company had continued for an additional twelve (12) months following Executive's effective termination date for reasons other than Cause.

(b)Termination Following a Change of Control.   If Executive's employment   is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Executive is entitled, if any, shall be governed by the Management Retention Agreement (as amended and restated) (which includes the definition of Change of Control).

(c)Other Termination. If Executive's employment is terminated by the Company for Cause, or by Executive for any reason, including death or Disability but other than pursuant to a Voluntary Termination for Good Reason, then Executive shall not be entitled to receive the severance and other benefits discussed above, but may be eligible for those benefits (if any) as may then be required by law or established under the Company's severance and benefit plans and policies existing at the time of such termination.

8.Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute "parachute payments" within the meaning of Section 2800 of the Code and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the code, then Executive's severance benefits shall be payable either

(i)in full, or

(ii)as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Any reduction in payments and/or benefits required by this Section 8 shall occur in the following order:

(1) reduction of cash payments and (2) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive's equity awards.

9.Separation Agreement and Mutual Release. The receipt of any severance payments or benefits pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and mutual release of claims (in a form reasonably acceptable to the Company) and provided that such separation agreement and mutual release of claims is effective within sixty (60) days following the termination date.  No severance pursuant to this Agreement will be paid or

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provided until the separation agreement and mutual release of claims becomes effective. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive's designated beneficiary, if living, or otherwise to the personal representative of Executive's estate.

10.	Section 409A.

(a)If Executive is a "specified employee" of the Company (or any successor entity thereto) within the meaning of Section 409A of the Internal Revenue Code of 1986 as amended and the final regulations and any guidance promulgated thereunder ("Section 409A") on the date of Executive's termination (other than a termination due to death), then the severance payments payable to Executive, if any, under this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the "Payments") that are payable within the first six (6) months following Executive's termination of employment, shall be delayed until the earlier of: (i) the date that is six (6) months and one (1) day after the date of the termination, or (ii) the date of Executive's death (such date, the "Delayed Initial Payment Date"), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received on or before the Delayed Initial Payment Date, without any adjustment on account of such delay, if the Payments had not been delayed pursuant to this section, and (B) pay the balance of the Payments in accordance with any applicable payment schedules set forth herein. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of Executive's termination, then any Payments delayed in accordance with this clause will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b)Any amounts paid under this Agreement that satisfy the requirements of the "short term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Payments for purposes of clause (a) above.

(c)	Payments pursuant to clause (a) above are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(d)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section l .409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Payments for purposes of clause (a) above. "Section 409A Limit" will mean the lesser of two (2) times: (A) Executive's annualized compensation based upon the annual rate of pay paid to Executive during Executive's taxable year preceding Executive's taxable year of Executive's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A l (b)(9)(iii)(A)(l ) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant  to Section 40 l (a)(l 7) of the Code for the year in which Executive's employment is terminated.

(e)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the

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additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(:t) If Executive is not a "specified employee" of the Company (or any successor entity thereto) within the meaning of Section 409A of the Code, then the Payments shall be paid pursuant to the schedule set forth under clause 7. (a) of the Agreement.

11.	Definitions.

(a)Cause. "Cause" shall mean:

(i)an act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive;

(ii)	Executive being convicted of, or a plea of nolo contendere to, a felony;

(iii)a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or

(iv)following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive's obligations to the Company which are demonstrably willful and deliberate on Executive's part and affords Executive a reasonable opportunity to cure within a reasonable period of time.

(b)Disability. "Disability" shall mean that the Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(c)

Voluntary Termination for Good Reason. "Voluntary Termination for Good Reason" shall mean Executive voluntarily resigns within thirty (30) days following the expiration of any cure period (as discussed below) after the occurrence of any of the following events, without Executive's written consent: (i) a material diminution by the Company in the Base Salary of Executive as in effect immediately prior to such reduction (other than a reduction that generally applies to Company officers and/or managers); (ii) a material change in the geographic location at which Executive must perform service (in other words, the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive's then present location); or (iii) any other action or inaction

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that constitutes a material breach by the Company of this Agreement. Provided, however, that before Executive's employment may be terminated by a Voluntary Termination for Good Reason,

(A)Executive must provide written notice to the Company within ninety (90) days of the initial existence of the Voluntary Termination for Good Reason condition, setting forth the reasons for Executive's intention to terminate his employment as a result of a Voluntary Termination for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Voluntary Termination for Good Reason Condition.

For the avoidance of doubt, the voluntary resignation by Executive after the occurrence of either of the following shall not constitute grounds for a "Voluntary Termination for Good Reason": (1) a reduction of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such reduction, as a result of (i) the Company being acquired and made part of a larger entity, or (ii) a restructuring of the Company and/or its subsidiaries, or a restructuring of the Company's employees' functions, and/or reporting relationships; or (2) a material reduction, without good business reasons, of the facilities or perquisites (including office space and location) available to Executive immediately prior to such reduction.

12.Miscellaneous Provisions.

(a)Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or

(iii)four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If     to the Company:

PCTEL, Inc.

471 Brighton Drive

Bloomingdale, Illinois 60108 Attn: General Counsel

If to Executive:

John W. Schoen

at the last residential address known by the Company.

(b)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(c)	Arbitration and Equitable Relief.

(i)Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by arbitration to be held in Cook County, Illinois, in accordance with the National Rules for Resolution of Employment Disputes then in effect of the American Arbitration Association. The Company and Executive shall each select one arbitrator and the two

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arbitrators shall select a third arbitrator, each of which arbitrators shall be independent. The arbitrators may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrators' decision in any court having jurisdiction. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Cook County, Illinois for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(ii)Without breach of this arbitration agreement and without abridgement of the powers of the arbitrators, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary.

(d)Right to Advice of Counsel.   Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

(e)	Successors.

(i)Company's Successors. For all purposes under this Agreement, the term "Company," as applicable, shall include any successor to the Company's business and/or assets or which becomes bound by the terms of this Agreement by operation of law.

(ii)Executive's Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

(f)Integration. This Agreement together with the Management Retention Agreement, as amended and restated, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

(g)Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(h)Governing Law. This Agreement will be governed by the laws of the State of Illinois (with the exception of its conflict of laws provisions), and all actions to enforce its terms will be venued exclusively in Cook County, Illinois.

(i)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by two authorized officers of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

PCTEL, INC.

By: Martin H. Singer

Title:Chairman and CEO

/s/ Martin H. Singer

December 11, 2008

EXECUTIVE

By: John W. Schoen

/s/ John W. Schoen

December 11, 2008